Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Reports Second Quarter 2017 Results

Sacramento, CA, August 2, 2017 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels in the United States, reported its financial results for the three and six months ended June 30, 2017.

Neil Koehler, the company’s president and CEO, stated: “For the second quarter 2017, we recorded net sales of $405.2 million, gross profit of $1.7 million, a net loss of $9.2 million, and adjusted EBITDA of $2.6 million. These results were impacted by weak ethanol production margins in the face of record ethanol production volumes and high ethanol inventory levels during the quarter. Our geographic and revenue diversity enables us to lessen our exposure to commodity price fluctuations. Our acquisition of Illinois Corn Processing exemplifies this strategy. With its high-quality, premium-priced alcohol products, ICP further broadens our production capabilities and helps minimize the impacts of fuel ethanol margin volatility.

“Overall, we remain encouraged by the long-term demand for ethanol as supported by continued strong domestic and export markets, and the growing demand for higher ethanol blends and higher octane fuels. We remain focused on implementing initiatives aimed at increasing operating efficiencies, improving plant reliability, enhancing yields, improving our carbon scores, and reducing operating costs.”

Financial Results for the Three Months Ended June 30, 2017 Compared to the Three Months Ended June 30, 2016

•	Net sales were $405.2 million, compared to $422.9 million.
•	Cost of goods sold was $403.5 million, compared to $405.2 million.
•	Gross profit was $1.7 million, compared to $17.7 million.
•	Selling, general and administrative expenses were $8.8 million, compared to $6.1 million. The year-over-year increase was primarily attributable to higher professional expenses associated with the ICP acquisition as well as increased benefits and non-cash compensation adjustments.
•	Operating loss was $7.1 million, compared to operating income of $11.6 million.
•	Net loss available to common stockholders was $9.2 million, or $0.22 per share, compared to net income of $4.7 million, or $0.11 per share.
•	Adjusted EBITDA was $2.6 million, compared to $20.4 million.
•	Cash and cash equivalents were $91.5 million at June 30, 2017, compared to $68.6 million at December 31, 2016.

Financial Results for the Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

•	Net sales were $791.5 million, compared to $765.2 million.
•	Cost of goods sold was $795.7 million, compared to $746.5 million.
•	Gross loss was $4.1 million, compared to gross profit of $18.8 million.
•	Selling, general and administrative expenses were $14.2 million, compared to $14.5 million.
•	Operating loss was $18.3 million, compared to operating income of $4.3 million.
•	Net loss available to common stockholders was $22.1 million, or $0.52 per share, compared to a net loss of $8.8 million, or $0.21 per share.
•	Adjusted EBITDA was $0.7 million, compared to $22.0 million.

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Second Quarter 2017 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time on August 3, 2017. CEO Neil Koehler and CFO Bryon McGregor will deliver prepared remarks followed by a question and answer session.

The webcast for the call can be accessed from Pacific Ethanol's website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 54848121#. If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol's website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, August 3rd, 2017 through 11:59 p.m. Eastern Time on Thursday, August 10th, 2017. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 54848121#.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest expense, provision (benefit) for income taxes, asset impairments, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted EBITDA is a not measure of financial performance under GAAP, and should not be considered alternatives to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States. Pacific Ethanol owns and operates nine production facilities, four in the Western states of California, Oregon and Idaho, and five in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 605 million gallons per year, produce over one million tons per year of ethanol co-products – on a dry matter basis – such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes fuel-grade ethanol, high-quality alcohol products and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol and alcohol products for Pacific Ethanol’s plants as well as for third parties, approaching one billion gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include the Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, market conditions, including the supply of and domestic and international demand for ethanol and co-products; margins for ethanol and co-products; Pacific Ethanol’s ability to lessen exposure to commodity price fluctuations as a result of its geographic and revenue diversity; statements about the benefits of the acquisition of ICP; expectations regarding the overall operating environment and financial performance; and Pacific Ethanol’s other plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products; export conditions and international demand for ethanol and co-products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including ethanol production input costs and changes in governmental regulations and policies. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws and regulations; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-Q filed with the Securities and Exchange Commission on May 10, 2017.

[Tables Follow]

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net sales	$405,202	$422,860	$791,542	$765,233
Cost of goods sold	403,549	405,156	795,662	746,460
Gross profit (loss)	1,653	17,704	(4,120)	18,773
Selling, general and administrative expenses	8,762	6,148	14,212	14,465
Income (loss) from operations	(7,109)	11,556	(18,332)	4,308
Fair value adjustments	18	(24)	473	15
Interest expense, net	(2,694)	(6,536)	(5,331)	(12,769)
Other income (expense), net	(153)	(155)	(233)	61
Income (loss) before provision for income taxes	(9,938)	4,841	(23,423)	(8,385)
Provision (benefit) for income taxes	–	(245)	–	(245)
Consolidated net income (loss)	(9,938)	5,086	(23,423)	(8,140)
Net (income) loss attributed to noncontrolling interests	1,097	–	1,946	–
Net income (loss) attributed to Pacific Ethanol	$(8,841)	$5,086	$(21,477)	$(8,140)
Preferred stock dividends	$(315)	$(315)	$(627)	$(630)
Income allocated to participating securities	$–	$(71)	$–	$–
Net income (loss) available to common stockholders	$(9,156)	$4,700	$(22,104)	$(8,770)
Net income (loss) per share, basic	$(0.22)	$0.11	$(0.52)	$(0.21)
Net income (loss) per share, diluted	$(0.22)	$0.11	$(0.52)	$(0.21)
Weighted-average shares outstanding, basic	42,295	42,191	42,334	42,121
Weighted-average shares outstanding, diluted	42,295	42,229	42,334	42,121

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30,	December 31,
ASSETS	2017	2016
Current Assets:
Cash and cash equivalents	$91,454	$68,590
Accounts receivable, net	46,438	86,275
Inventories	63,087	60,070
Prepaid inventory	10,432	9,946
Income tax receivables	5,727	5,730
Derivative assets	1,150	978
Other current assets	2,483	3,612
Total current assets	220,771	235,201
Property and equipment, net	453,011	465,190
Other Assets:
Intangible assets, net	2,678	2,678
Other assets	8,117	5,169
Total other assets	10,795	7,847
Total Assets	$684,577	$708,238

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	June 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2017	2016
Current Liabilities:
Accounts payable – trade	$28,234	$37,051
Accrued liabilities	17,823	20,280
Current portion – capital leases	838	794
Current portion – long-term debt	14,000	10,500
Derivative liabilities	1,721	4,115
Accrued PE Op Co. purchase	3,828	3,828
Other current liabilities	1,547	2,273
Total current liabilities	67,991	78,841

Long-term debt, net of current portion	199,599	188,028
Capital leases, net of current portion	117	547
Warrant liabilities at fair value	–	651
Other liabilities	20,446	21,910
Total Liabilities	288,153	289,977

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of June 30, 2017 and December 31, 2016 Series B: 927 shares issued and outstanding as of June 30, 2017 and December 31, 2016	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 43,909 and 39,772 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	44	40
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 and 3,540 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	–	4
Additional paid-in capital	924,911	922,698
Accumulated other comprehensive loss	(2,620)	(2,620)
Accumulated deficit	(554,337)	(532,233)
Total Pacific Ethanol, Inc. Stockholders’ Equity	367,999	387,890
Noncontrolling interests	28,425	30,371
Total Stockholders’ Equity	396,424	418,261
Total Liabilities and Stockholders’ Equity	$684,577	$708,238

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Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2017	2016	2017	2016
Net income (loss) attributed to Pacific Ethanol	$(8,841)	$5,086	$(21,477)	$(8,140)
Adjustments:
Interest expense*	2,668	6,536	5,281	12,769
Provision (benefit) for income taxes	–	(245)	–	(245)
Fair value adjustments	(18)	24	(473)	(15)
Depreciation and amortization expense*	8,794	9,018	17,402	17,669
Total adjustments	11,444	15,333	22,210	30,178
Adjusted EBITDA	$2,603	$20,419	$733	$22,038

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* Adjusted for noncontrolling interests.

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Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2017	2016	2017	2016
Ethanol production gallons sold (in millions)	120.0	122.5	235.0	235.4
Ethanol third party gallons sold (in millions)	115.8	110.7	227.0	204.4
Total ethanol gallons sold (in millions)	235.8	233.2	462.0	439.8

Ethanol production capacity utilization	95%	94%	93%	90%

Average ethanol sales price per gallon	$1.66	$1.72	$1.64	$1.63
Average CBOT ethanol price per gallon	$1.55	$1.58	$1.53	$1.49

Corn cost – CBOT equivalent	$3.68	$3.86	$3.66	$3.76
Average basis	0.23	0.23	0.26	0.28
Delivered corn cost	$3.91	$4.09	$3.92	$4.04

Total co-product tons sold (in thousands)	734.4	686.8	1,419.9	1,348.2
Co-product return % (1)	33.5%	34.2%	34.2%	35.2%

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(1) Co-product revenue as a percentage of delivered cost of corn.

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